Column A - CEF Organizational Documents

Written Consent - PHK and PCI - Amendment to PCI Bylaws

PIMCO DYNAMIC CREDIT INCOME FUND

AMENDMENT NO. 1 TO

THE AMENDED AND RESTATED BYLAWS

The undersigned, being at least a majority of the Trustees of PIMCO Dynamic Credit Income Fund (the “Fund”), hereby amend the Fund’s Amended and Restated Bylaws (the “Bylaws”) as follows:

1.	The Bylaws are hereby amended to reflect the change in name of the Fund to “PIMCO Dynamic Credit and Mortgage Income Fund.”

The foregoing amendment shall be effective as of the close of business on the 29th day of July, 2016.

IN WITNESS WHEREOF, the undersigned have executed this Amendment to the Bylaws of the Fund as of the 21st day of June, 2016.

Bradford K. Gallagher	James A. Jacobson

Hans W. Kertess	John C. Maney

William B. Ogden, IV	Alan Rappaport

Deborah A. DeCotis	Craig A. Dawson

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